Exhibit 99.1

AITX’s RAD Nearing 1000 Devices Deployed Milestone

Major Milestone Approaching for Once Small Disruptor, Now Mainstream in the Security Industry

Detroit, Michigan, October 8, 2024 — Robotic Assistance Devices, Inc. (RAD), a wholly owned subsidiary of Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions for enterprise clients, is pleased to announce that the is approaching the significant milestone of 1,000 security devices deployed, including devices in the contracted backlog, pending delivery and acceptance. This achievement not only marks the Company’s rapid expansion but also signals RAD’s growing presence as a mainstream solution provider in the security industry.

With nearly 1,000 units now in the field or awaiting installation, RAD has significantly increased its positioning as a fast-growing player and recognized leader in the evolving landscape of AI-powered security technologies. This milestone reflects the market’s increasing demand for RAD’s autonomous security solutions, which offer clients effective, reliable alternatives to traditional security measures at a fraction of the cost of traditional security guards.

“This milestone is particularly significant, as it validates that RAD is on the right path from a once small disruptor to a recognized leader in the security space,” said Steve Reinharz, CEO/CTO of AITX and RAD. “The industry’s adoption of RAD’s technology demonstrates the urgency for smarter, more efficient security solutions in today’s environment, and we are proud to be delivering on that need.”

As RAD approaches the 1,000-unit mark, the Company anticipates accelerated growth in the coming years. The demand for RAD’s solutions, driven by rising interest in cost-effective, autonomous technologies, continues to be driven by an expanding base of authorized dealers and other channel partners. The Company plans to expand internal sales team to further support increased demand.

In particular, RAD’s ROSA™ and RIO™ units have seen strong market traction, offering clients a blend of advanced AI-driven monitoring, real-time threat detection, and autonomous intelligent response capabilities. These devices help organizations reduce security costs while enhancing their overall protection.

“This milestone is a powerful indicator of the industry’s trust in RAD’s ability to deliver cutting-edge technology,” said Mark Folmer, CPP, PSP, FSyI, President of RAD. “We’re excited to continue building on this momentum and deliver solutions that redefine how the security industry approaches its most critical challenges.”

A RAD unit is defined by the deployment of a single device, such as a ROSA or AVA™, each counted as one unit. Similarly, a RIO 180 is recognized as one unit. However, in the case of the RIO 360, which includes two ROSA devices, it is counted as two units. ROSS™ deployments, some of which control up to 50 cameras, are not included in these counts.

The Company noted that they are fewer than two dozen units away from surpassing the 1,000-unit milestone and anticipate crossing this threshold before the end of October.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz